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                                                                   EXHIBIT 10.33

                               COMMERCIAL SUBLEASE

This Sublease is made as of the _22__ day of June 2001 between SWMF Holdings Corporation, hereinafter called "Landlord", and Esperion Therapeutics, Inc., hereinafter called "Tenant".

It is agreed as follows:

              1. ORIGINAL LANDLORD: Landlord, as the tenant, has entered into a lease with Western Michigan University (WMU), as the original landlord, for the property commonly described as McCracken Hall Rooms numbered 5111, 5110, 5090, 5040, 5041, 5042, 5010, 5280,
              5030, and 5070. That Lease Agreement will be referenced in this sublease as the "Original Lease".


              2. SUBLEASED PREMISES: Landlord now subleases to Tenant two or more of the following rooms numbered 5111, 5110, 5090, 5040, 5041, 5042, 5010, 5280, 5030 and 5070 (those which are subleased becoming the "Subleased Premises") Tenant will be allowed to inspect the Subleased Premises at least forty-five (45) days prior to occupying the Subleased Premises. On or before October 15, 2001, Tenant shall advise Landlord in writing as to which of these rooms it desires to lease. The parties shall complete Exhibit A at that time. Until January 1, 2002, Tenant has the exclusive option to rent more of these rooms by providing written notice of same to Landlord. If that occurs, the parties shall execute a revised Exhibit A. If Tenant does not lease all of the rooms specified above by January 1, 2002, then Landlord may offer those unleased rooms ("Unleased Rooms") to other prospective tenants, so long as Tenant is given a right of first refusal in the manner described below.

              As to the Unleased Rooms, if after January 1, 2002, and during the term of this Sublease, Landlord should receive a bona fide offer to lease one of the Unleased Rooms that is acceptable to it, Landlord shall deliver to Tenant a written notice that such an offer has been received. The notice shall include a copy of the offer.

              Tenant shall have the right and option for a period of ten (10) business days after receipt of such notice to elect to rent those Unleased Rooms upon the same terms and conditions as stated in the bona fide offer which was attached to the notice. Exercise of this option shall be by written notice from Tenant to Landlord.

              If Tenant does not elect to exercise this option, then Landlord may proceed to rent those Unleased Rooms in accordance with the provisions of the bona fide offer and this first right of refusal shall terminate as to those Unleased Rooms. However, if Landlord does not proceed to rent those Unleased Rooms under such bona fide offer, then this first right of refusal will continue as to any subsequent bona fide offers.

              3. TERM: The term of this Sublease is one (1) year, commencing on the earlier of the date that Tenant takes occupancy of the Subleased Premises or October 15, 2001. If Tenant's new space at the Business Technology & Research Park (the "New Space") is available for occupancy prior to the end of the term of this Sublease, then Tenant may terminate this Sublease early, by submitting a written notice of its intent to do so to Landlord, not less than thirty (30) days prior to its anticipated termination date. In addition, Tenant has the option to renew this Sublease for four (4) additional six (6) month terms, the first of which shall commence immediately after the end of the original term of this Sublease, (the "Additional Terms"). Tenant will be granted extra Additional Terms if the New Space is not available sixty (60) days prior to the end of the fourth Additional Term. Notice of intent to exercise the option to renew shall be given by Tenant to Landlord at least sixty (60) days prior to the end


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              of the original term, as to the first renewal option and at least thirty (30) days prior to the end of the first renewal term as to the second renewal option. The rent during the Additional Terms will be the same as the rent specified in Section 4 of this Sublease.

              4. RENT: Tenant shall pay to Landlord monthly rent of Twelve and 50/100 Dollars ($12.50) per square foot, which is broken down into base rent of Ten and 00/100 Dollars ($10.00) per square ft. of subleased space, and Two and 50/100 Dollars ($2.50) per square ft. of subleased space for services including, but not limited to, Tenant's portion of operating and maintenance expenses. The total rent will be calculated with respect to the Subleased Premises' floor space on Exhibit A, attached to this Sublease. The first installment of rent shall be due the earlier of thirty (30) days from the date that the Tenant took occupancy of the Subleased Premises or October 15, 2001, and shall continue on the same day of each month thereafter throughout the original lease term and any Additional Terms.

              5. COMPANY EMPLOYEE LEVEL: Tenant has agreed to make a good-faith effort to hire at least five research/research management and maintenance employees by January 1, 2002.

              6. FURNISHINGS AND SUPPLIES: Tenant agrees to provide its own furniture, supplies, and equipment for its offices and labs.

              7. INTERNSHIPS AND RESEARCH OPPORTUNITIES: Tenant will make a good faith effort to, make internship and research opportunities available to WMU faculty, staff, and students.

              8. WMU PRIVILEGES: Tenant's employees will have regular WMU staff/faculty privileges, including, but not limited to, WMU computer database access, library access, phone service, keys to McCracken Hall and to Subleased Premises, parking, and health center access.

              9. SIGNAGE: WMU has allowed outside signs, in accordance with paragraph 12 of the original lease agreement, at the cost of the Tenant, subject to WMU and Landlord approval.

              10. EMPLOYEE PARKING: In accordance with Paragraph 3 of the Original Lease Agreement, WMU shall make available for purchase by Landlord, at the same cost that applies to Faculty/Staff employees of WMU, three (3) parking spaces for Landlord non-student employees, guest, and invitees in Parking Lot Number 28, located adjacent to McCracken Hall and Waldo Library. Landlord shall make available 15 (fifteen) additional Faculty/Staff permits for use by Tenant for use in accordance with WMU's regular parking rules and regulations. The 15 additional spaces shall not be for any dedicated lot or spaces. Landlord hereby grants to Tenant, its employees, agents, contractors, and invitees, the right of vehicular ingress and egress on the campus of WMU subject to all rules and regulations established by WMU for parking and traffic control; application of such rules and regulations shall be non-discriminatory. WMU student employees will be required to purchase a student parking sticker like all other on-campus student employees.

              11. RESTRICTION ON USE: The Subleased Premises shall be used solely for the purpose of scientific research and other related activities. The Subleased Premises shall not be used for any other purpose without the prior written consent of Landlord. Tenant shall not use the Subleased Premises in any manner that is in violation of any federal, state, or local law, ordinance or regulation.

              12. PHONE AND MAIL SERVICE: Tenant shall pay for all costs of long distance telephone, which shall be itemized and presented to Tenant on a regular basis. Tenant shall pay for cost of


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              any independent data lines installed. WMU shall provide mail delivery service to Tenant in accordance with its standard practice.

              13. BIOHAZARD MATERIALS DISPOSAL POLICY: Tenant shall consult with WMU's Manager of Environmental Health and Safety with regard to the proper disposal of all biohazardous, toxic, radioactive or other material not of a common nature. Tenant further agrees that it will comply with all of WMU's policies, rules and procedures, including, but not limited to, policies relating to the storage, use and handling of hazardous materials, including but not limited to radioactive materials, pathogens, toxins, recombinant DNA, or blood borne pathogens.

              Tenant agrees to conduct its operations in compliance with all federal and state regulations relating to the use of such materials, including but not limited to those rules, regulations and procedures promulgated by the Occupational Safety and Health Administration, the Michigan Occupational Safety and Health Administration, Michigan Department of Environmental Quality, the Nuclear Regulatory Commission, the Environmental Protection Agency the Center for Disease Control, Drug Enforcement Agency and the National Institutes of Health and the National Science Foundation. Tenant further agrees that any person, firm or entity to which Tenant subleases any of the Subleased Premises shall execute an agreement in substantial compliance with this paragraph.

              Before any biohazardous, radioactive, recombinant DNA, toxic, blood borne pathogen, infectious, or other non-common material is brought onto the Subleased Premises, Tenant, and any entity occupying the Subleased Premises pursuant to a sublease, shall notify the Manager of Environmental Health and Safety for WMU (said office being currently occupied by Dr. Pat Holton) regarding the quantity, nature, and use of the material and complete the WMU form and said use of the material on the Subleased Premises shall be subject to the approval of the Manager of Environment Health and Safety for WMU, which approval shall not be unreasonably withheld.

              In addition, with regard to any radioactive material, Tenant, and any entity occupying the Subleased Premises pursuant to a sublease, shall notify and consult with WMU's Radiation Safety Officer (said office being currently occupied by James F. Center) regarding the use, handling and disposal of all such waste and the use of such material shall be subject to the approval of both the Manager of Environment Health and Safety for WMU and the Radiation Safety Office, said approval shall not be unreasonably withheld.

              14. COMMON AREAS: Tenant shall be entitled to use, in common with others, the common areas associated with the Subleased Premises, including sidewalks, entryways, elevators, parking areas and restrooms. The use of such common areas shall be subject to the exclusive control and management of WMU and to such rules and such regulations as WMU may, from time to time, issue.

              15. MAINTENANCE AND REPAIR: WMU shall keep the foundation, outer walls, windows, roof and structural components of the building of which the Subleased Premises are a part in good repair. WMU shall also be responsible for all necessary maintenance and repair to the mechanical systems of the building, including heating and air conditioning equipment.

              Both parties to this Sublease understand that McCracken is an older facility. Therefore, Landlord makes no warranties regarding the structural or mechanical systems of the Subleased Premises, and the two parties agree to use good faith in allocating financial responsibilities in the event that the structural or mechanical systems require replacement or break-down completely. WMU has put Landlord on notice that, in particular, the air conditioning compressor may fail. Landlord agrees that if they fail, Landlord will be



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              responsible for the purchase and installation of window air conditioners in the Subleased Premises, at its expense, subject to WMU's Director or Physical Plants approval.

              Tenant is responsible for the day-to-day maintenance of the fume hoods and cold rooms. If Tenant believes that any fume hoods or cold rooms require major repair or replacement, it shall provide Landlord with written notice of same, which notice shall include a copy of a repair or replacement quote. Landlord shall have three
              (3) days to object to the repair or replacement. If Landlord fails to deliver a written objection to Tenant within these three (3) days, then Tenant may accomplish the repair or replacement in accordance with the quote, at its own expense. If Tenant so repairs or replaces any fume hoods or cold rooms at its own expense, then Tenant shall be entitled to deduct the cost of same (but not more than the amount set forth in said quote) from the next rent installment(s). Tenant shall regularly inspect the fume hoods, cold rooms and other features, including but not limited to other safety features of the Subleased Premises, and notify either Landlord or WMU of any repairs which are the responsibility of Landlord or WMU; provided, Landlord shall not be called upon to make any repairs of any kind upon the Subleased Premises except as required under the terms of the Original Lease agreement

              Notwithstanding the foregoing, Tenant shall be responsible for any such repairs caused by the acts or negligence of Tenant, its agents, employees, invitees, guests or licensees, and in this instance shall not receive a rent credit. Tenant shall be responsible for maintenance, repair and replacement of all interior walls, doors, glass, carpet and flooring, and window treatments. Except for the obligations of Landlord set forth herein, Tenant shall keep and maintain (including all necessary repairs and replacements) the Subleased Premises and every part thereof and any alterations and additions to the Subleased Premises in good order, condition and repair, and clean and free from trash, rubbish and noxious odors. If Landlord reasonably determines any unperformed cleaning, maintenance, repairs or replacements of Tenant necessary, it may demand that Tenant make the same. If Tenant refuses or neglects to do so with reasonable dispatch, Landlord may, at Tenant's expense, make or cause such reasonable cleaning, maintenance, repairs or replacements to be made and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant's property or business by reason thereof. At the expiration of the term of this Sublease, and any extensions, Tenant shall return the Subleased Premises to Landlord in as clean and good condition as when taken by Tenant, subject to reasonable wear and tear.

              16. IMPROVEMENTS, ADDITIONS AND ALTERATIONS: Tenant shall not make any additions, improvements and alterations to the Subleased Premises without the prior written consent of Landlord, which may not be unreasonably withheld. All alterations, additions, improvements and fixtures which may be made or installed by Tenant upon the Subleased Premises shall be removed by Tenant at the termination of this Sublease and Tenant shall repair any damage to the Subleased Premises caused by such removal at Tenant's expense. Costs incurred for future improvements of Subleased Premises will be the responsibility of Tenant.

              17. TAXES: WMU shall be responsible for payment of the real estate taxes on the Subleased Premises. WMU shall also pay any installments or special assessments levied against the Subleased Premises and coming due during the term of this Sublease, or any extensions. Tenant shall pay all personal property taxes levied against any equipment or personal property in the possession of Tenant and contained in or on the Subleased Premises.

              18. INSURANCE AND INDEMNITY:

              A. COVENANT TO HOLD HARMLESS: Landlord shall be defended and held harmless by Tenant from any liability for damages or injury to the Subleased Premises and to any person or any


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              property in or upon the Subleased Premises or the common areas, including the person and property of Tenant, and its employees and all persons in the building at its or their invitation, including anyone holding as a Tenant or sublessee of Tenant or with their consent except damages or injury caused by the gross negligence or willful misconduct of Landlord. Tenant specifically agrees to hold harmless the Landlord from any and all claims, causes of actions and demands whether in law or in equity which arise in any fashion whatsoever from Tenant's (or any person or entity holding as a sublessee or by agreement with Tenant) use, storage, possession or control of any hazardous non-common material such as but not limited to radioactive or bio-hazardous materials. All property kept, stored or maintained in the Subleased Premises shall be so kept, stored or maintained at the risk of Tenant only. Tenant shall not suffer or give cause for the filing of any lien against the Subleased Premises. Landlord and Tenant shall hold each other harmless from any liability or damages to any person or property in any common areas of the Subleased Premises on account of the gross negligence or willful misconduct of the other party or its employees, agents or invitees.

              B. FIRE AND CASUALTY: WMU shall be responsible for obtaining and maintaining a policy of fire and casualty insurance with extended coverage provisions applicable to the Subleased Premises in the amount reasonably determined by Landlord. Tenant shall be responsible for obtaining a policy of fire and casualty insurance protecting Tenant against loss or damage to Tenant's furnishings, fixtures, equipment and personal property in or on the Subleased Premises. Upon request, Landlord shall provide evidence of its insurance coverage to Tenant.

              C. TENANT'S OBLIGATION TO CARRY PUBLIC LIABILITY INSURANCE: Tenant shall keep, during the entire term hereof, in full force and effect a policy of public liability insurance with respect to the Subleased Premises and the business operated by Tenant in the Subleased Premises, and in which the limits of liability shall not be less than $1,000,000 single limit coverage, or such greater amount as reasonably determined by Landlord from time to time, naming Landlord and WMU as additional insureds. Tenant may obtain such insurance coverage under any blanket or umbrella policy secured by Tenant or under a separate policy therefore. Tenant shall furnish Landlord with a certificate or certificates of insurance or other acceptable evidence that such insurance is in force at all times during the tenancy of this Sublease. All policies relating to the Subleased Premises shall contain a provision that the policy shall not be modified or canceled unless the insurer first gives Landlord at least thirty (30) days prior written notice.

              D. WAIVER OF SUBROGATION RIGHTS UNDER INSURANCE POLICIES: Landlord and Tenant hereby waive all rights of recovery which either might otherwise have against the other, and its officers, partners, agents, employees, invitees, guests, or licensees, for any damage to their property which is covered by a policy of insurance, notwithstanding that such damage may result from the negligence or fault of one of them, or its officers, partners, agents, employees, invitees, guests, or licensees; provided, however, that this waiver shall be effective only with respect to losses or damages occurring where this waiver will not affect the right of the insured to recover under the applicable policy of insurance. The parties agree to acquire policies of insurance containing standard waiver of subrogation clauses or endorsements so long as such clauses or endorsements are generally available in the insurance industry.

              19. CONDUCT: Tenant shall not cause or permit any unreasonable conduct to take place within the Subleased Premises which in any way may disturb or annoy other occupants of the building in which the Subleased Premises are located, or adjacent buildings.


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              20. ACCESS TO SUBLEASED PREMISES: Landlord and WMU shall have the right to enter upon the Subleased Premises at all reasonable hours and upon reasonable notice for the purpose of inspecting the Subleased Premises.

              21. CONDEMNATION: In the event a part of the Subleased Premises shall be taken under the power of eminent domain by any legally constituted authority, and there remains a sufficient amount of space to permit Tenant to carry on its business in a manner comparable to that which it has become accustomed, then this Sublease shall continue, but the obligation to pay rent on the part of Tenant shall be reduced in an amount proportionate to the square footage of the entire Subleased Premises relative to the square footage taken by such condemnation. In the event all of the Subleased Premises shall be taken, or so much of the Subleased Premises taken that it is not feasible to continue a reasonably satisfactory operation of the business of Tenant, then Tenant shall have the option of terminating this Sublease. Such termination shall be without prejudice to the rights of either Landlord or Tenant to recover compensation from the condemning authority for any loss or damage caused by such condemnation. Neither Landlord nor Tenant shall have any right in or to any award made to the other by the condemning authority.

              22. DESTRUCTION: In the event the Subleased Premises are damaged by fire or other casualty (i) WMU may elect to make repairs or rebuild in its sole discretion and this Sublease shall continue in full force and effect, or (ii) WMU may, in its sole discretion, elect to terminate the original lease, and thus this Sublease, and give written notice thereof to Tenant. Until such repairs are completed, the rent and other amounts payable hereunder shall be abated in proportion to the area of the Subleased Premises that is rendered unusable by Tenant in the conduct of its business. In the event the repair of the facility shall take longer than 20 calendar days, Tenant shall have the right to terminate this Sublease.


              23. BANKRUPTCY OR INSOLVENCY: Neither this Sublease nor any interest therein, nor any estate thereby created, shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law. In the event the estate created hereby shall be taken in execution or by other process of law, or if Tenant shall be adjudicated insolvent or bankrupt pursuant to the provisions of any state or federal insolvency or bankruptcy act, or if a receiver or trustee of the property of Tenant shall be appointed by reason of Tenant's insolvency or inability to pay its debts, or if any assignment shall be made of Tenant's property for the benefit of creditors, then and in any such event, Landlord may terminate, at its option, this Sublease and all rights of Tenant hereunder, by giving to Tenant notice in writing of the election of Landlord to so terminate.

              24. ASSIGNMENT AND SUBLETTING: Tenant may not assign this Sublease without Landlord's prior written consent, except to a successor to its business or substantially all of its assets. In that event, Landlord must first review and approve the potential successor's financial standing. The Landlord's consent or approval shall not be unreasonably withheld.

              25. DEFAULT OF TENANT: Tenant shall be deemed to be in default under this Sublease upon occurrence of any of the following events: (a) any failure of Tenant to pay any rental installment due hereunder within thirty (30) days after the same shall be due, or (b) any failure of Tenant to perform any other of the terms, conditions or covenants of this Sublease for more than thirty (30) days after written notice of such default shall have been received by Tenant (unless such default requires work to be performed, acts to be done or conditions to be remedied which by their nature cannot be performed, done or remedied, as the case may be, within such thirty (30) day period and Tenant shall commence the same within such thirty


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              (30) day period and thereafter shall continuously process the same to completion, in good faith), or (c) if Tenant shall abandon the Subleased Premises, or suffer this Sublease to be taken under any writ of execution.

              26. REMEDIES UPON DEFAULT: Upon the occurrence of any of the events of default described in Paragraph 25 of this sublease, Tenant shall be deemed to be in default of this Sublease and Landlord may, at its option, without notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity:

                           (a) Terminate this Sublease, repossess the Subleased
                      Premises and be entitled to recover immediately, as liquidated agreed final damages, in lieu of any further deficiencies, the total Rent to be paid by Tenant during the balance of the Term of this Sublease, less the fair rental value of the Subleased Premises for said period, together with any other sum of money owed by Tenant to Landlord.

                           (b) Terminate Tenant's right of possession and
                      repossess the Subleased Premises without demand or notice of any kind to Tenant and without terminating this Sublease, in which case Landlord shall attempt to relet the Subleased Premises for such rent and upon such terms as shall be satisfactory to Landlord. For the purposes of such reletting, Landlord may make such repairs, alterations, additions, or physical changes in or to the Subleased Premises as may be necessary or convenient. If Landlord shall be unable to relet the Subleased Premises, then Tenant shall pay to Landlord as damages the total Rent to be paid by Tenant during the balance of the Term of this Sublease that shall be immediately due and payable from Tenant to Landlord upon demand. If the Subleased Premises are relet and a sufficient sum shall not be realized from the reletting, after payment of all costs and expenses of such repairs, alterations, additions, or physical changes and the expense of such reletting and the collection of rent occurring therefrom, to satisfy the Rent herein provided to be paid during the remainder of the Term, Tenant shall satisfy and pay any such deficiency upon demand. Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this paragraph from time to time and that any suit or recovery of any portion due Landlord hereunder shall be no defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

                           (c) Landlord's rights, remedies and benefits provided
                      by this Sublease shall be cumulative and shall not be exclusive of any other rights, remedies and benefits allowed by law.

              Upon reentry, Landlord may remove all persons and property from the Subleased Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant.

              27. QUIET ENJOYMENT: Upon payment by Tenant of the rents herein provided, and upon the observance and performance of all the covenants, terms and conditions on Tenant's part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Subleased Premises for the term hereof without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Sublease.

              28. WAIVER: One or more waivers of any covenant or condition by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant or conditions, and the


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              consent or approval by Landlord to or of any act of Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent or approval to or of any subsequent similar act by Tenant.

              29. NOTICES: All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given: (a) when personally delivered to the party to be given such notice or other communication; (b) on the business day that such notice or other communication is sent by facsimile or similar electronic device, fully prepaid, which facsimile or similar electronic communication shall promptly be confirmed by written notice; (c) on the third business day following the date of deposit in the United States mail if such notice or other communication is sent by certified or registered mail with return receipt requested and postage thereon fully prepaid; or (d) on the business day following the day such notice or other communication is sent by reputable overnight courier, to the address set forth below or to such other address as the parties may designate in writing:

                       Landlord:  Barry Broome, President & CEO
                       SOUTHWEST MICHIGAN INNOVATION CENTER
                       346 W. Michigan Ave.
                       Kalamazoo, MI  49007

                       Tenant:   Roger Newton, President & CEO
                       ESPERION THERAPEUTICS
                       3621 S. State St.
                       695 KMS Place
                       Ann Arbor, MI  48108

                  With copy to General Counsel at fax 734-995-1691

              30. CONSTRUCTION: Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties herein, shall be deemed to create any relationship other than Landlord and Tenant. Whenever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

              31. PARTIAL INVALIDITY: If any term, covenant or condition of this Sublease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

              32. HOLDING OVER: Any holding over after the expiration of the term hereof, with or without the consent of Landlord, shall be construed to be a tenancy for month-to-month at the rents herein specified (prorated on a monthly basis) and shall otherwise be on the terms and conditions herein specified so far as applicable.

              33. SUCCESSORS: This Sublease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors, assigns, guardians, heirs and legal representatives. If there is more than one Tenant, they shall each be bound jointly and severally by the terms, covenants and agreements herein.

              34. ACCORD AND SATISFACTION: No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or to pursue any other remedy provided in this Sublease.

              35. ENTIRE AGREEMENT AND AMENDMENT: This Sublease contains the entire agreement with respect to the matters described herein and is a complete and exclusive statement of the terms thereof and supersedes all previous agreements with respect to such matters. This Sublease may not be altered or modified except by a writing signed by Landlord and Tenant.


IN WITNESS WHEREOF, the parties have executed this Agreement and caused it to be effective as of the day and year first set forth above.


Signed on 7-13, 2001                        Signed on June 22, 2001
          ----                                        -------

Tenant: ESPERION THERAPEUTICS, INC.         Landlord:  SWMF HOLDINGS CORPORATION

Name:    /s/ Timothy M. Mayleben            Name:    /s/ Barry Broome
     ---------------------------                 -------------------------------

Title: Vice President, Finance              Title:  CEO
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